Exhibit(l)(3)

July 14, 2014

FS Investment Corporation

Cira Center

2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

Re: Registration Statement on Form N-2 (File No. 333-195863)

Ladies and Gentlemen:

We have acted as special Maryland counsel to FS Investment Corporation, a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940 as amended (the “1940 Act”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of the Company’s 4.000% Notes due 2019 (the “Notes”), as covered by the Company’s Registration Statement on Form N-2 (File No. 333-195863), as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined (i) the Registration Statement, (ii) the Underwriting Agreement, dated July 7, 2014 (the “Underwriting Agreement”), between the Company, FB Income Advisor, LLC and CitiGroup Global Markets Inc., Wells Fargo Securities, LLC and JPMorgan Securities LLC, as representatives of the Underwriters named therein, pursuant to which the Notes are being issued and sold, (iii) the Indenture, dated as of July 14, 2014, between the Company and U.S. Bank National Association, as Trustee (together with the First Supplemental Indenture thereto, dated as of July 14, 2014, between the Company and the Trustee, the “Indenture”); (iv) the charter and the bylaws of the Company, (v) certain records of proceedings of the board of directors of the Company with respect to the issuance and sale of the Notes and the transactions contemplated by the Underwriting Agreement, and (vi) such other corporate records, certificates and documents as we deemed necessary for the purpose of this opinion letter. We have relied as to certain factual matters on information obtained from public officials and from officers of the Company. Based on that examination, it is our opinion that the Company has the corporate power to execute, deliver and perform its obligations under the Indenture and to issue the Notes and that the execution and delivery by the Company of the Indenture, the performance of its obligations thereunder and the issuance of the Notes have been duly authorized by the Company.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland, except that we express no opinion with respect to the “blue sky” or other securities laws or regulations of the State of Maryland or any other jurisdiction. The opinions expressed herein are limited to the matters set

FS Investment Corporation

July 14, 2014

forth in this letter and no other opinion should be inferred beyond the matters expressly stated. This letter and the opinions expressed herein are being furnished by us to you solely for your benefit and may not be relied on, used, circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal